Exhibit 99.1
T-3 Energy Services, Inc. Announces Second Quarter 2009 Earnings
HOUSTON, TEXAS, (GLOBE NEWSWIRE) — August 4, 2009. T-3 Energy Services, Inc. (NASDAQ:TTES) reported second quarter 2009 net income of $4.9 million, or $0.38 per diluted share. For the first quarter of 2009, net income was $3.8 million, or $0.30 per diluted share, which included pre-tax charges for separation and acquisition costs of $4.2 million, or $0.22 per diluted share after tax. Excluding these items, net income and diluted earnings per share for the first quarter of 2009 were $6.6 million, or $0.52 per diluted share.
Revenues for the second quarter decreased 11.2% to $55.7 million from $62.8 million in the first quarter of 2009. During the quarter, industry declines and the seasonal spring break-up in Canada caused average worldwide rig counts to decrease at more than twice this rate, or 25%. For the quarter, revenues on items destined for delivery to customer locations outside the United States represented 61% of total revenues, which is sequentially up from 56% and reflects the Company’s continued success in international markets.
Net bookings for the quarter were $41.8 million compared with $46.1 million in the prior quarter, and backlog decreased to $45.4 million at June 30 versus $59.4 million at March 31, 2009. Gross margins were 37% for the second quarter of 2009, compared to 38% for the first quarter.
Steve Krablin, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “Even though our revenues continued to decline during the second quarter, we maintained our focus on operating efficiencies, international sales and working capital management. As a result, we produced healthy margins by reducing our global workforce and shifting manufacturing to lower cost facilities, particularly our facility in India. We also continue to have success selling into the offshore and international land markets, which remain relatively strong. During the quarter, we reduced our debt by approximately $18 million and, as of today, we have zero debt outstanding under our senior credit facility.
“Subsequent to the end of the quarter, industry activity and Company bookings appear to be stabilizing or even improving modestly. In this environment, we anticipate that overall Company revenues will approximate bookings over the next 2-3 quarters. One exception to this is our wellhead business unit, which should increase revenues by several million dollars related to an international order that we expect to complete and ship during the third quarter.”

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Except for historical information, statements made in this release, including those relating to potential future revenues, bookings, cash flow, backlog and growth constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected”, “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release is not generally accepted accounting principles, or non-GAAP, financial measures. See the Supplementary Data - Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters ended June 30, 2009, June 30, 2008 and March 31, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	James M. Mitchell Senior Vice President and Chief Financial Officer 713-996-4118

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	June 30,		March 31,
	2009	2008	2009
Revenues:
Products	$49,206	$57,724	$53,341
Services	6,542	9,966	9,445

	55,748	67,690	62,786
Cost of revenues:
Products	31,226	35,271	33,181
Services	3,860	5,339	5,579

	35,086	40,610	38,760

Gross profit	20,662	27,080	24,026

Selling, general and administrative expenses	13,468	15,781	18,078

Income from operations	7,194	11,299	5,948

Interest expense	(232)	(601)	(250)

Interest income	—	24	—

Equity in earnings of unconsolidated affiliates	359	274	194

Other income, net	225	93	25

Income from continuing operations before provision for income taxes	7,546	11,089	5,917

Provision for income taxes	2,658	3,573	2,097

Income from continuing operations	4,888	7,516	3,820

Loss from discontinued operations, net of tax	—	(9)	—

Net income	$4,888	$7,507	$3,820

Basic earnings per common share:
Continuing operations	$.39	$.60	$.30

Discontinued operations	$—	$—	$—

Net income per common share	$.39	$.60	$.30

Diluted earnings per common share:
Continuing operations	$.38	$.58	$.30

Discontinued operations	$—	$—	$—

Net income per common share	$.38	$.58	$.30

Weighted average common shares outstanding:
Basic	12,638	12,477	12,529

Diluted	12,744	13,063	12,605

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$422	$838
Accounts receivable — trade, net	31,004	47,822
Inventories	58,908	58,422
Deferred income taxes	6,497	5,131
Prepaids and other current assets	4,578	4,585

Total current assets	101,409	116,798

Property and equipment, net	49,036	46,071
Goodwill, net	88,223	87,929
Other intangible assets, net	32,880	33,477
Other assets	5,213	2,837

Total assets	$276,761	$287,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$16,680	$26,331
Accrued expenses and other	15,236	19,274
Current maturities of long-term debt	40	5

Total current liabilities	31,956	45,610

Long-term debt, less current maturities	6,024	18,753
Other long-term liabilities	1,753	1,628
Deferred income taxes	10,522	10,026

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 12,945,458 and 12,547,458 shares issued and outstanding at June 30, 2009 and December 31, 2008	13	13
Warrants, 10,157 issued and outstanding at June 30, 2009 and December 31, 2008	20	20
Additional paid-in capital	177,073	171,042
Retained earnings	48,744	40,036
Accumulated other comprehensive income (loss)	656	(16)

Total stockholders’ equity	226,506	211,095

Total liabilities and stockholders’ equity	$276,761	$287,112

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)

	Three Months Ended
	June 30,		March 31,
	2009	2008	2009
INCOME FROM CONTINUING OPERATIONS:
GAAP income from continuing operations	$4,888	$7,516	$3,820
Separation costs, net of tax (A)	—	—	2,516
Acquisition-related costs, net of tax (B)	—	—	224
Strategic alternatives costs, net of tax (C)	—	1,606	—

Non-GAAP income from continuing operations (D)	$4,888	$9,122	$6,560

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.38	$0.58	$0.30
Separation costs, net of tax	—	—	0.20
Acquisition-related costs, net of tax	—	—	0.02
Strategic alternatives costs, net of tax	—	0.12	—

Non-GAAP continuing operations diluted earnings per share (D)	$0.38	$0.70	$0.52

ADJUSTED EBITDA:
GAAP Income from continuing operations	$4,888	$7,516	$3,820
Separation costs, net of tax	—	—	2,516
Acquisition-related costs, net of tax	—	—	224
Strategic alternatives costs, net of tax	—	1,606	—
Provision for income taxes (E)	2,658	4,438	3,572
Depreciation and amortization	2,191	2,259	2,036
Interest Expense, net	232	577	250

Adjusted EBITDA (F)	$9,969	$16,396	$12,418

(A) Represents costs of $3.9 million before tax and $2.5 million after tax incurred in connection with the March departure of the Company’s former President, Chief Executive Officer and Chairman of the Board.
(B) Represents costs of $145,000 before tax and $94,000 after tax related to the acquisition of the surface wellhead business of Azura Energy Systems Surface, Inc., as well as costs of $199,000 before tax and $130,000 after tax related to abandoned acquisitions.
(C) Represents costs of $2.5 million before tax and $1.6 million after tax related to the pursuit of strategic alternatives for the Company.
(D) The Company has presented non-GAAP income from continuing operations and non-GAAP continuing operations diluted earnings per share because we believe that reporting income from continuing operations and diluted earnings per share excluding the separation costs, acquisition-related costs and strategic alternatives costs provides useful supplemental information regarding the Company’s on-going economic performance. We use this financial measure internally to evaluate and manage the Company’s operations, and we believe many investors use similar comparisons of the operating results.

(E) Provision for income taxes in the adjusted EBITDA calculation has been increased by $865,000 for the tax effect of the strategic alternative costs for the three months ended June 30, 2008. Provision for income taxes in the adjusted EBITDA calculation has been increased by $1.4 million for the tax effect of the separation costs and by $120,000 for the tax effect of the acquisition-related costs for the three months ended March 31, 2009.
(F) Adjusted EBITDA is not a GAAP financial measure. Management uses adjusted EBITDA because we believe it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, we use this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform similar comparisons of operating results.